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                        FOUNDATION HEALTH SYSTEMS, INC.
                      PERFORMANCE-BASED ANNUAL BONUS PLAN

1.  PURPOSE OF THE PLAN

    The purpose of the Foundation Health Systems, Inc. Performance-Based Annual Bonus Plan (the "Plan") is to provide certain key executives of Foundation Health Systems, Inc. ("FHS") and of its affiliated group of corporations (collectively, with FHS, the "Company") with an annual incentive compensation opportunity based upon achievement of preestablished performance goals. The Plan is intended to provide compensation which is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Plan should be construed to the extent possible as providing for remuneration which is "performance-based compensation" within the meaning of Section 162(m) of the Code and regulations thereunder.

2.  PLAN ADMINISTRATION

    The Compensation and Stock Option Committee of the Board of Directors (the "Board") of FHS or a subcommittee thereof (the "Committee") shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee may deem necessary or appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding upon all employees of the Company.

3.  PARTICIPANTS

    The Participants in the Plan are the Company's Chief Executive Officer(s) (or any employee or employees acting in such capacity within the meaning of Section 162(m) of the Code and the regulations thereunder) and the other four highest compensated officers of the Company (other than the Chief Executive Officer(s) or other persons who are acting in such capacity) who are employed by the Company on the last day of the applicable Performance Period.

4.  PERFORMANCE PERIOD

    A Performance Period shall be a calendar year, commencing on January 1, and terminating on December 31.

5.  PERFORMANCE AWARDS

    a. IN GENERAL. If the "Performance Goal" for a Performance Period has been achieved, the Committee shall determine the amount of each Participant's Performance Award according to subparagraph 5(b). The "Performance Goal" for each Performance Period is that consolidated income from operations before taxes, as determined under generally accepted accounting principles consistently applied, excluding any nonrecurring or extraordinary charges, shall exceed $250 million.

    b. DETERMINATION OF AMOUNT OF EACH PERFORMANCE AWARD. Each Participant shall be eligible to receive a Performance Award if the Performance Goal for the Performance Period is achieved. The maximum amount of a Participant's Performance Award shall be equal to his or her "pro rata share" of the "Cash Bonus Pool" for the Performance Period. The "Cash Bonus Pool" shall be equal to $7.5 million. A Participant's "pro rata share" of the Cash Bonus Pool shall be equal to the Cash Bonus Pool multiplied by a fraction, the numerator of which is the Participant's base salary on the first day of the Performance Period and the denominator of which is the aggregate of the base salaries of all Participants on the first day


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of the Performance Period. The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Performance Award of any Participant. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may have occurred during the Performance Period, such as changes in accounting practices or the law, and shall consider such business performance criteria that it deems appropriate, including, but not limited to, the Company's net income, cash flow, earnings per share and other relevant operating and strategic business results and such business performance criteria that are applicable to an individual Participant.

6.  PAYMENT OF PERFORMANCE AWARDS

    Payment of any Performance Award for a Performance Period shall be made to a Participant who is employed by the Company on the last day of such period after the Committee shall have certified in writing that the Performance Goal for the Performance Period was achieved and any other material terms of the Performance Award have been satisfied.

7.  PLAN AMENDMENT AND TERMINATION

    The Committee may amend or terminate the Plan by resolution at any time as it shall deem advisable, subject to any shareholder approval required by law, provided that the Committee may not amend the Plan to change the Performance Goal without the approval of a majority of the votes cast by shareholders in a separate vote. No amendment may impair the rights of a Participant to a Performance Award granted in respect of a Performance Period.

8.  MISCELLANEOUS PROVISIONS

    a. NONTRANSFERABILTY OF PERFORMANCE AWARD. No Performance Award may be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer a Performance Award shall be void.

    b. WITHHOLDING TAXES. The Company shall have the right to deduct from a Participant's Performance Award any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Performance Award.

    c. NO EMPLOYMENT RIGHTS. Nothing in the Plan or in any Performance Award shall confer on any individual any claim or right to be granted a Performance Award or any right to be or to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate the employment of any individual at any time.

    d. GOVERNING LAW. The Plan shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

    e. SEVERABILITY. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal and invalid provision had not been included in the Plan.

9.  EFFECTIVE DATE

    The Effective Date of the Plan shall be January 1, 1998.

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